UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                   FORM 8-K/A


                                 CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of the
                      Securities and Exchange Act of 1934


                          Date of Report: July 12, 1996
                  Date of earliest event reported: May 31, 1996


                             Engelhard Corporation
                   ------------------------------------------
             (Exact name of registrant as specified in its charter)


          Delaware                       1-8142                  22-1586002
        ------------                   ----------              --------------
(State or other jurisdiction    (Commission File Number)      (IRS Employer
   of incorporation)                                         Identification No.)


                 101 Wood Avenue, Iselin, New Jersey        08830
- --------------------------------------------------------------------------------
            (Address of principal executive offices)      (Zip Code)


                                 (908) 205-5000
                        --------------------------------
              (Registrant's telephone number, including area code)


                                    No change
                       ---------------------------------
         (Former name or former address, if changed since last report)

ITEM 2.   ACQUISITION OR DISPOSITION OF ASSETS.

     On May 31, 1996, Engelhard Corporation, a Delaware corporation (the "Company"), consummated the acquisition of The Mearl Corporation, a New Jersey corporation ("Mearl"), from the stockholders of Mearl pursuant to a Stock Purchase Agreement (the "Purchase Agreement") dated as of April 22, 1996, as amended and restated as of May 15, 1996.

     The purchase price for the acquisition was $272.7 million in cash. The purchase price is subject to certain post-closing adjustments. The Company has initially financed the acquisition with bank borrowings.

     Mearl manufactures and supplies the automotive, cosmetics and industrial markets with pearlescent pigments. Mearl also manufactures and supplies iridescent film and other products to a variety of markets. In 1995, Mearl had sales of approximately $134 million and operating earnings of approximately $22 million.

     For a more complete description of the acquisition, reference is hereby made to the Purchase Agreement (a copy of which is filed as an exhibit hereto).


ITEM 7.   FINANCIAL STATEMENTS AND EXHIBITS.

(a)  Financial Statements of Business Acquired.
                                                                       Pages
                                                                       -----

     The Mearl Corporation and Subsidiaries
     Consolidated Financial Statements
     for the year ended December 31, 1995 and
     for the period ended March 31, 1996 (unaudited):
         Independent Auditors' Report                                     5
         Consolidated Balance Sheets                                      6
         Consolidated Statements of Income                                7
         Consolidated Statements of Shareholders' Equity                  8
         Consolidated Statements of Cash Flows                            9
         Notes to Consolidated Financial Statements                   10-19

(b)  Pro Forma Financial Information.
                                                                       Pages
                                                                       -----

     Pro Forma Condensed Consolidated Balance Sheet                      21
     Pro Forma Condensed Consolidated Statements of Earnings             22
     Notes to Pro Forma Condensed Consolidated Financial Statements      23

(c)  Exhibit

     2.1 Stock Purchase Agreement dated as of April 22, 1996, as amended and restated as of May 15, 1996 (incorporated by reference to the Engelhard Corporation Form 8-K filed with the Securities and Exchange Commission on June 7, 1996).

                     THE MEARL CORPORATION AND SUBSIDIARIES

                        CONSOLIDATED FINANCIAL STATEMENTS

                      for the year ended December 31, 1995
               and for the period ended March 31, 1996 (unaudited)

                        and Independent Auditors' Report

                     THE MEARL CORPORATION AND SUBSIDIARIES
                        CONSOLIDATED FINANCIAL STATEMENTS
             for the year ended December 31, 1995 and for the period
                        ended March 31, 1996 (unaudited)
                        and Independent Auditors' Report

                                Table of Contents



                                                                     Pages
                                                                     -----

        Independent Auditors' Report                                   5

        Consolidated Financial Statements:

             Balance Sheets                                            6

             Statements of Income                                      7

             Statements of Shareholders' Equity                        8

             Statements of Cash Flows                                  9

        Notes to Consolidated Financial Statements                   10-19

                          Independent Auditors' Report



     To the Board of Directors
     The Mearl Corporation and Subsidiaries:

     We have audited the accompanying consolidated balance sheet of The Mearl Corporation and Subsidiaries as of December 31, 1995 and the related consolidated statements of income, shareholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of The Mearl Corporation and Subsidiaries as of December 31, 1995, and the results of its operations and cash flows for the year ended December 31, 1995, in conformity with generally accepted accounting principles.




                                             /s/ Coopers & Lybrand L.L.P.


     New York, New York
     June 14, 1996

                     THE MEARL CORPORATION AND SUBSIDIARIES

                           Consolidated Balance Sheets
                December 31, 1995 and March 31, 1996 (unaudited)
                        (In thousands, except share data)

                                                                                        December 31,      March 31,
                                                                                           1995              1996
                                                                                        ------------     -----------
                                                                                                         (unaudited)
           ASSETS:
           Cash and cash equivalents .....................................................  $ 15,157        $ 16,705
           Accounts receivable, net of allowance of $600 .................................    25,324          30,124
           Inventories ...................................................................    46,912          47,382
           Interest receivable - trusts under will of H. Mattin ..........................     2,365           1,516
           Prepaid expenses and other current assets .....................................     1,928           2,685
           Deferred income taxes .........................................................       830             830
                                                                                            --------        --------
           Total current assets ..........................................................    92,516          99,242

           Property and equipment, net of accumulated depreciation and
           amortization of $104,475 and $107,065 .........................................    64,123          62,706
           Deposits and other assets .....................................................     2,476           2,586
           Notes receivable - trusts under will of H. Mattin .............................    27,872          27,872
           Deferred income taxes .........................................................     3,071           3,071
                                                                                            --------        --------
           Total assets ..................................................................  $190,058        $195,477
                                                                                            ========        ========
           LIABILITIES AND SHAREHOLDERS' EQUITY:
           Accounts payable ..............................................................  $  5,047        $  5,852
           Accrued liabilities ...........................................................     7,493           8,778
           Income taxes payable ..........................................................       226           1,733
                                                                                            --------        --------
           Total current liabilities .....................................................    12,766          16,363
           Long-term debt - trusts under will of H. Mattin ...............................    42,000          42,000
           Other liabilities .............................................................     7,439           7,016
                                                                                            --------        --------
           Total liabilities .............................................................    62,205          65,379

           Commitments and contingencies

           Shareholders' equity:
           First preferred stock, 3% noncumulative, $100 par; 236 shares
           authorized, issued and outstanding ............................................        24              24
           Second preferred stock, 4% noncumulative, $100 par; 9,196 shares
           authorized, issued and outstanding ............................................       920             920
           Common stock, no par value; 50,000 shares authorized and issued ........ ......     1,000           1,000
           Additional paid-in capital ....................................................     1,425           1,425
           Cumulative translation adjustment .............................................       992             166
           Retained earnings .............................................................   177,809         180,880
                                                                                            --------        --------
                                                                                             182,170         184,415
           Less: 33,091 shares of treasury stock, at cost ................................   (54,317)        (54,317)
                                                                                            --------        --------
           Total shareholders' equity ....................................................   127,853         130,098
                                                                                            --------        --------
           Total liabilities and shareholders' equity ....................................  $190,058        $195,477
                                                                                            ========        ========

                 See notes to consolidated financial statements.

                     THE MEARL CORPORATION AND SUBSIDIARIES

                        Consolidated Statements of Income
            for the year ended December 31, 1995 and for the period
                        ended March 31, 1996 (unaudited)
                                 (In thousands)


                                            December 31,       March 31,
                                                1995             1996
                                            -----------        ---------
                                                              (unaudited)

      Net sales ............................. $134,417          $33,739

      Cost of sales .........................   79,340           20,038
                                              --------          -------

      Gross profit ..........................   55,077           13,701

      Operating expenses:
      Research and development ..............    6,264            1,665
      Selling, general and administrative ...   27,127            6,406
                                              --------         --------

      Total operating expenses ..............   33,391            8,071
                                              --------         --------

      Income from operations ................   21,686            5,630

      Other income (expense):
      Interest expense ......................   (4,836)          (1,139)
      Other income ..........................    5,382              805
                                              --------          -------

      Total other income (expense) ..........      546             (334)
                                              --------          -------

      Income before income taxes ............   22,232            5,296

      Income taxes ..........................    9,295            2,225
                                              --------          -------

      Net income ............................ $ 12,937          $ 3,071
                                              ========          =======



                See notes to consolidated financial statements.

                                               THE MEARL CORPORATION AND SUBSIDIARIES

                                           Consolidated Statements of Shareholders' Equity
                      for the year ended December 31, 1995 and for the period ended March 31, 1996 (unaudited)
                                                  (In thousands, except share data)




                                  First           Second
                                Preferred        Preferred                                                              Treasury
                                  Stock            Stock         Common Stock   Additional  Cumulative              ----------------
                              -------------   --------------    --------------   Paid-in    Translation  Retained   Common
                              Shares Amount   Shares  Amount    Shares  Amount   Capital    Adjustment   Earnings   Shares    Amount
                              ------ ------   ------  ------    ------  ------   -------    ----------   ---------  ------    ------


Balances, December 31, 1994    236   $ 24     9,196   $920      50,000  $1,000   $1,425       $  403     $164,883    33,091  $54,317

Net income                       -      -         -      -           -       -        -            -       12,937         -        -

Dividends paid                   -      -         -      -           -       -        -            -          (11)        -        -

Foreign currency translation
  adjustment                     -      -         -      -           -       -        -          589            -         -        -
                               ---   ----     -----   ----      ------  ------   ------       ------     --------    ------  -------

Balances, December 31, 1995    236   $ 24     9,196   $920      50,000  $1,000   $1,425       $  992     $177,809    33,091  $54,317

Net income (unaudited)           -      -         -      -           -       -        -            -        3,071         -        -

Foreign currency translation
  adjustment (unaudited)         -      -         -      -           -       -        -         (826)           -         -        -
                               ---   ----     -----   ----      ------  ------   ------       ------     --------    ------  -------
Balances, March 31, 1996
  (unaudited)                  236   $ 24     9,196   $920      50,000  $1,000   $1,425       $  166     $180,880    33,091  $54,317
                               ===   ====     =====   ====      ======  ======   ======       ======     ========    ======  =======




                See notes to consolidated financial statements.

                     THE MEARL CORPORATION AND SUBSIDIARIES

                      Consolidated Statements of Cash Flows
            for the year ended December 31, 1995 and for the period
                        ended March 31, 1996 (unaudited)
                                 (In thousands)

                                                                                  December 31,    March 31,
                                                                                      1995          1996
                                                                                  -----------     --------
                                                                                                (unaudited)
            Cash flows from operating activities:
              Net income ........................................................... $12,937     $ 3,071
              Adjustments to reconcile net income to net cash provided by operating activities:
                  Depreciation and amortization ....................................  11,408       2,954
                  Provision for doubtful accounts ..................................      72           -
                  Deferred income taxes ............................................      29           -
                  Increase (decrease) in cash flows from changes in operating assets and liabilities:
                      Accounts receivable ..........................................   2,649      (4,800)
                      Inventories ..................................................  (7,164)       (470)
                      Interest receivable ..........................................       -         849
                      Prepaid expenses and other current assets ....................  (1,036)       (757)
                      Deposits and other assets ....................................    (575)       (110)
                      Accounts payable and accrued liabilities .....................  (2,026)      2,090
                      Income taxes payable .........................................    (562)      1,507
                      Other liabilities ............................................   1,684        (423)
                                                                                       -----        ----

                        Net cash provided by operating activities .................   17,416       3,911
                                                                                      ------       -----
            Cash flows from investing activities:
              Acquisition of property and equipment ...............................  (14,852)     (1,709)
              Net proceeds from investment in marketable securities ...............      150           -
                                                                                         ---       -----

                        Net cash used in investing activities .....................  (14,702)     (1,709)
                                                                                     -------      ------
            Cash flows from financing activities:
              Repayment of loan payable - bank ....................................   (2,000)          -
              Repayment of note payable - treasury stock purchase .................   (3,000)          -
              Dividends paid ......................................................      (11)          -
                                                                                         ---        ----

                        Net cash used in financing activities .....................   (5,011)          -
                                                                                      ------        ----

            Effect of exchange rate changes on cash and cash equivalents                 441        (654)
                                                                                         ---        ----

                        Net increase (decrease) in cash and cash equivalents .....    (1,856)      1,548


            Cash and cash equivalents - beginning of year .........................   17,013      15,157
                                                                                      ------      ------

                        Cash and cash equivalents - end of period .................  $15,157     $16,705
                                                                                     =======     =======

                See notes to consolidated financial statements.

                     THE MEARL CORPORATION AND SUBSIDIARIES

                   Notes To Consolidated Financial Statements
            for the year ended December 31, 1995 and for the period
                        ended March 31, 1996 (unaudited)
                  (In thousands, except where otherwise noted)


1.     Summary of Significant Accounting Policies:
       -------------------------------------------

       Basis of Consolidation
       ----------------------

       The consolidated financial statements include The Mearl Corporation (the "Company") and its wholly-owned subsidiaries, Mearl
       International Sales Corporation, Inc., Mearl International B.V. and Subsidiary ("Holland"), The Mearl Corporation - Japan ("Japan"), The Mearl Corporation Hong Kong Limited ("Hong Kong"), Mearl de Mexico,
       S.A. de C.V. ("Mexico") and Mearl Company, Ltd. ("Canada"). All significant intercompany transactions and balances have been eliminated in consolidation. All amounts included in the footnotes are in thousands unless stated otherwise.

       Business Description
       --------------------

       The Company is a vertically integrated manufacturer and marketer of pearlescent pigments to the paint, cosmetic, plastic and ink industries and a manufacturer and distributor of iridescent film throughout the world.

       Cash Equivalents
       ----------------

       The Company considers all highly liquid investments purchased with maturities of three months or less to be cash equivalents.

       Inventories
       -----------

       Inventories are valued at the lower of cost or market. Cost is determined on the first-in, first-out basis.

       Property and Equipment
       ----------------------

       Property and equipment are stated at cost. Depreciation is calculated utilizing accelerated and straight-line methods for both financial and tax reporting purposes.

       Expenditures for repairs and maintenance are charged to expense. Renewals and betterments are capitalized; upon sale, the cost of the asset and the related accumulated depreciation are removed from the accounts and the resulting gain or loss is included in the results of operations.

       ------------------------------------------------------

       Use of Estimates
       ----------------

       The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates used in these financial statements include those assumed in determining the useful lives of depreciable assets and determining the amount of the liability for environmental clean-up (see Note 10). Actual results could differ from those estimates.

       Fair Values of Financial Instruments
       ------------------------------------

       The carrying amounts reflected in the balance sheets for notes receivable, notes and loan payable and long-term debt approximate fair value due to the short-term nature of those instruments and/or the market interest rates associated with them.

       Interim Unaudited Consolidated Financial Statements
       ---------------------------------------------------

       The interim unaudited financial statements reflect adjustments, consisting only of normal recurring accruals, which are, in the opinion of the Company's management, necessary for a fair presentation of the financial position and results of operations for the periods presented. Sales and net income for any interim period are not necessarily indicative of the results for a full year.

       Revenue Recognition
       -------------------

       The Company recognizes revenue when the product is shipped to customers.


2.     Subsequent Event:
       -----------------

       On May 31, 1996, the stockholders sold the Company to Engelhard Corporation ("Engelhard"). The selling price was $272.7 million in cash subject to certain post-closing adjustments.

3.     Inventories:
       -----------

       Inventories at December 31, 1995 and March 31, 1996 (unaudited) are comprised of the following:

                                     December 31,      March 31,
                                         1995            1996
                                         ----            ----
                                                      (unaudited)

              Raw materials           $ 4,530          $ 4,851
              Work-in-process           5,071            5,115
              Finished goods           37,311           37,416
                                       ------           ------

                                      $46,912          $47,382
                                      =======          =======



4.     Property and Equipment:
       ----------------------

       Major classes of property and equipment at December 31, 1995 are as follows:

                                                    December 31,
                                                         1995
                                                    -----------

       Land and land improvements                     $  8,748
       Buildings and building improvements              47,304
       Machinery and equipment                         111,573
       Leasehold improvements                              973
                                                      --------

                                                       168,598

       Less:  accumulated depreciation                 104,475
                and amortization                      --------

                                                      $ 64,123
                                                      ========


      Depreciation and amortization expense was $11,408 for the year ended December 31, 1995.


5.     Notes Receivable - Trusts Under Will of H. Mattin:
       -------------------------------------------------

       On February 10, 1989, the Company advanced $12,872 to the Estate of H. Mattin, the Company's majority shareholder. The loan bears interest at 11%, receivable annually, and the principal balance is due in March 2003.

       On March 10, 1993, the Company advanced an additional $15,000 to the Estate of H. Mattin. The loan bears interest at 10%, receivable annually, and the principal balance is due in March 2006.

       The loans are unsecured. Interest income from the loans totaled $2,916 for the year ended December 31, 1995. Accrued interest receivable on the loans was $2,365 at December 31, 1995.

       Effective May 31, 1996, Engelhard is entitled to offset these receivables against the long-term debt disclosed in Note 7.


6.     Trust Fund:
       ----------

       In 1984, the Company established a Contingently Revocable Trust (the "Trust") in the amount of $400 for the benefit of a designated charity. The Trust document provides for the payment of all income generated by the Trust to the designated charity. The Trust terminated upon the sale of the Company.


7.     Long-Term Debt - Trusts Under Will of H. Mattin:
       -----------------------------------------------

       Long-term debt consists of the following at December 31, 1995:

                                                                   December 31,
                                                                       1995
                                                                       ----
       Note payable - Trusts under will of H. Mattin, payable
         interest only, annually at 11% with the principal
         balance due March 10, 2003                                  $12,983

       Note payable - Trusts under will of H. Mattin, payable
         interest only, annually at 11%, with the principal
         balance due March 10, 2006                                   29,017
                                                                     -------
                                                                     $42,000
                                                                     =======

       Principal maturities of long-term debt for the year ending December 31, 1995 are as follows:
                                                                   December 31,
                                                                       1995
                                                                       ----
                         1996                                        $     -
                         1997                                              -
                         1998                                              -
                         1999                                              -
                         2000                                              -
                         Thereafter                                   42,000
                                                                     -------

                                                                     $42,000
                                                                     =======

       The Trust under will of H. Mattin is a shareholder of the Company. Helen Mattin is a former shareholder. Interest expense on the notes payable - Trust under will of H. Mattin totaled $4,620 in 1995. Accrued interest payable was $3,747 at December 31, 1995 and is included in accrued liabilities.


8.     Geographic Area Data:
       --------------------

       The following table presents certain data by geographic area as of December 31, 1995:
                                            Operating      Identifiable
                             Net Sales      Earnings          Assets
                             ---------      --------          ------

       North America         $79,878        $21,066         $161,713
       Europe                 31,705           (397)          14,205
       Asia                   22,834          1,017           13,640


9.     Employee Benefit Plans:
       ----------------------

       The Company has domestic defined benefit pension plans covering substantially all employees not covered by collective bargaining agreements. These plans generally provide benefits based on years of service and the employee's final average compensation. The Company makes contributions to the plans to the extent such contributions are currently deductible for tax purposes. The plans' assets are invested primarily in insurance contracts.

       The components of the net pension expense for all plans are shown in the following table:

                                                            December 31,
                                                                1995
                                                                ----
                    Net pension expense

                    Service cost                                $622
                    Interest cost                                824
                    Actual return on plan assets                (632)
                    Net amortization and deferral                209
                                                              ------

                    Net pension expense                       $1,023
                                                              ======

       The weighted-average discount rate and rate of increase in future compensation levels used in determining the actuarial present value of the projected benefit obligation for the pension plans are 8.0% and 6.5%, respectively. The expected long term rate of return on assets is 8.5%.

       The following table sets forth the plans' funded status:

                                                              December 31,
                                                                  1995
                                                                  ----

       Actuarial present value of benefit obligations
         Vested benefit obligation                              $ (8,617)
                                                                --------
         Accumulated benefit obligation                         $ (8,851)
                                                                --------
         Projected benefit obligation                           $(11,488)
       Plan assets at fair value                                   7,751
                                                                --------
       Projected benefit obligation in excess of plan assets      (3,737)
       Unrecognized net loss                                         578
       Unrecognized transition obligation, net                     2,903
                                                                --------

       Accrued pension obligation                               $   (256)
                                                                ========


       The Company maintains a profit sharing plan covering substantially all domestic employees not covered by collective bargaining agreements. The profit sharing plan provides for annual contributions at the Company's discretion. The Company's contribution to the profit sharing plan was approximately $2,600 for the year ended December 31, 1995.

       The Company has a postretirement benefits plan that provides health benefits to retirees and their spouses. The plan covers substantially all domestic employees not covered by collective bargaining agreements. Benefits are paid through the Company's general health care programs.

       The components of the net expense for these postretirement benefits are shown in the following table:

                                                              December 31,
                                                                  1995
                                                                  ----
        Postretirement benefit expense

        Service cost                                            $  419
        Interest cost                                              577
        Net amortization                                           366
                                                                ------

        Net postretirement benefit expense                      $1,362
                                                                ======

       Annual cash spending for postretirement benefits was $136 for the year ended December 31, 1995. The weighted average discount rate used in determining the actuarial present value for the accumulated postretirement benefit obligation is 8.0%. The average assumed health care cost trend rate used for 1996 was 11%, gradually decreasing to 6% by 2005. A 1% increase in the assumed health care cost trend rate would increase aggregate service and interest cost by $277 for the year ended December 31, 1995, and the postretirement benefit obligation by $1,743 at December 31, 1995.

       The following table sets forth the components of the accrued post-retirement benefit obligation, all of which are unfunded:

                                                            December 31,
                                                                1995
                                                                ----
          Postretirement benefit obligation

          Accumulated benefit obligation
          Retirees                                            $(2,431)
          Fully eligible active participants                   (1,894)
          Other active participants                            (3,781)
                                                              -------
                                                               (8,106)
          Unrecognized transition obligation, net               6,961
                                                              -------
          Accrued benefit obligation                          $(1,145)
                                                              =======

10.    Commitments and Contingencies:
       -----------------------------

       Leases
       ------

       The Company leases space for offices, research and manufacturing under operating leases with unaffiliated third parties which expire through February 2004.

       Future minimum lease payments at December 31, 1995, under agreements classified as operating leases with non-cancelable terms in excess of one year, are as follows for the year ending December 31, 1995:

                                                            December 31,
                                                                1995
                                                                ----
                                 1996                         $  304
                                 1997                            304
                                 1998                            304
                                 1999                            203
                                 2000                            203
                                 Thereafter                      644
                                                              ------
                Total minimum lease payments                  $1,962
                                                              ======

       In addition to rental payments, certain leases require the payment of real estate taxes and increased rental based upon increases in the consumer price index.

       Rent expense was $376 for the year ended December 31, 1995.

       Contingencies
       -------------

       The Company has a $4,000 unsecured line of credit which expired on June 30, 1996. At December 31, 1995, the Company was contingently liable for $1,719 of outstanding letters of credit under this line.

       Litigation
       ----------

       The Company has reached an agreement with the United States Environmental Protection Agency to fund its share of the Union Chemical Superfund site. The estimated total cost of the clean-up is approximately $12,909, of which the Company is responsible for approximately 24.3%, or $3,137. The Company has paid $1,717 to date. The Company was required to post a surety bond in the amount of $1,259 on May 18, 1995 to secure its obligation under the settlement. As the clean-up progresses, the amount of the assessment is subject to change. During 1995, the amount of the estimated clean-up costs increased, resulting in a charge to earnings, net of insurance recovery, of $142.

       In connection with this assessment, the Company has initiated litigation against its insurance carriers to recover under its comprehensive general liability policies. The likelihood of success and the amounts of any recoveries cannot be determined at this time.

       The Company has been named a "potentially responsible party" in several other environmental lawsuits seeking to recover costs involved in remediating damage to various hazardous waste sites. The Company's potential liability for these other clean-ups cannot be estimated at December 31, 1995. The Company's policy is to accrue environmental clean-up related costs of a noncapital nature when those costs are believed to be probable and can be reasonably estimated. The quantification of environmental exposures requires an assessment of many factors, including changing laws and regulations, advancements in environmental technologies, the quality of information available related to specific sites, the assessment stage of each site investigation, preliminary findings and the length of time involved in remediation or settlement. For Superfund sites, the Company also assesses the financial capability of other PRPs and, where allegations are based on tentative findings, the reasonableness of the Company's apportionment. The Company has not anticipated recoveries from insurance carriers or other potentially responsible third parties in its accruals for environmental liabilities.

       Concentrations of Credit Risk
       -----------------------------

       Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents and accounts receivable. Cash and cash equivalents exceeding federally insured limits totaled $2,213 at December 31, 1995.

       The Company's accounts receivable at December 31, 1995 reflect its geographic diversity and, as such, the concentration of credit risk is limited.


11.    Supplemental Cash Flow Information:
       ----------------------------------

       Cash paid for interest and income taxes for the year ended December 31, 1995 and for the period ended March 31, 1996 (unaudited) were as follows:


                                   December 31,      March 31,
                                       1995            1996
                                       ----            ----
                                                    (unaudited)

            Interest                 $4,913           $4,620
            Income taxes              7,965              718


12.    Income Taxes:
       ------------

       The Company's deferred tax asset consists of:


                                                    December 31,
                                                        1995
                                                        ----

            Current deferred tax asset                $  830
            Non-current deferred tax asset             3,071
                                                      ------
                                                      $3,901
                                                      ======


       The components of the income tax expense are as follows:

                                                    December 31,
                                                        1995
                                                        ----

                                Current               $9,266
                                Deferred                  29
                                                      ------
                                                      $9,295
                                                      ======

       A reconciliation of the difference between the Company's consolidated income tax expense and the expense computed at the Federal statutory rate is shown in the following table:

             Income before taxes                         $22,232
             Federal statutory rate                         34.0%
                                                         -------

                                                           7,559

             Depletion                                      (150)
             State taxes (net of Federal benefit)            417
             Foreign taxes                                 1,368
             Foreign tax credits                             (75)
             Other                                           176
                                                         -------

             Taxes                                       $ 9,295
                                                         =======

             Effective income tax rate                      41.8%
                                                            ====

                        PRO FORMA FINANCIAL INFORMATION

                        Pro Forma Condensed Consolidated
                              Financial Statements

                     Engelhard Corporation and Subsidiaries
                 Pro Forma Condensed Consolidated Balance Sheet
                              as of March 31, 1996
                                 (In thousands)

                                   (Unaudited)



The following unaudited pro forma condensed consolidated balance sheet assumes the acquisition of The Mearl Corporation by Engelhard Corporation was effective as of March 31, 1996 and accounted for by the purchase method.


                                                                             March 31, 1996
                                                        --------------------------------------------------------
                                                           Engelhard       Mearl       Pro Forma          Pro
                                                          Corporation   Corporation   Adjustments        Forma
                                                        -----------------------------------------     ----------

Cash                                                    $   38,364      $ 16,705     $(10,000)   (3)  $   45,069
Receivables                                                288,471        30,124            -            318,595
Inventories                                                244,602        47,382        5,200    (1)     297,184
Other current assets                                        51,491         5,031            -             56,522
                                                        -----------------------------------------     ----------
   Total current assets                                    622,928        99,242       (4,800)           717,370
Investments                                                223,106             -            -            223,106
Property, plant and equipment, net                         617,111        62,706            -            679,817
Other noncurrent assets                                    219,225        33,529      118,880  (1),(2)   371,634
                                                        -----------------------------------------     ----------
   Total assets                                         $1,682,370      $195,477     $114,080         $1,991,927
                                                        =========================================     ==========

Short-term bank borrowings                                $203,483      $      -     $13,650   (1),(3)$  217,133
Accounts payable                                           124,700         5,852            -            130,552
Other current liabilities                                  192,710        10,511            -            203,221
                                                        -----------------------------------------     ----------
   Total current liabilities                               520,893        16,363       13,650            550,906
Long-term debt                                             211,521        42,000      222,128  (1),(2)   475,649
Other noncurrent liabilities                               201,131         7,016        8,400    (1)     216,547
Shareholders' equity                                       748,825       130,098     (130,098)   (1)     748,825
                                                        -----------------------------------------     ----------
   Total liabilities and shareholders' equity           $1,682,370      $195,477     $114,080         $1,991,927
                                                        =========================================     ==========



See accompanying Notes to Pro Forma Condensed Consolidated Financial Statements.

                     Engelhard Corporation and Subsidiaries
             Pro Forma Condensed Consolidated Statements of Earnings
                  for the Year Ended December 31, 1995 and
                     the Three Months Ended March 31, 1996
                     (In thousands except per share amounts)

                                   (Unaudited)


The following unaudited pro forma condensed consolidated statements of earnings assume that the acquisition of The Mearl Corporation by Engelhard Corporation had been consummated as of January 1, 1995 and accounted for by the purchase method. The pro forma condensed consolidated results are not necessarily indicative of the actual results that would have occurred had the acquisition been consummated as of January 1, 1995 or of the future operations of the combined company.

                                       Year Ended December 31, 1995                     Three Months Ended March 31, 1996
                            --------------------------------------------------  ------------------------------------------------
                             Engelhard      Mearl      Pro Forma        Pro      Engelhard      Mearl      Pro Forma      Pro
                            Corporation  Corporation  Adjustments      Forma    Corporation  Corporation  Adjustments    Forma
                            -------------------------------------   ----------  -------------------------------------  ---------

Net sales                    $2,840,077    $134,417    $ 5,382  (4) $2,979,876    $774,740    $33,739      $  805  (4) $809,284
Cost of sales                 2,379,474      79,340          -       2,458,814     664,895     20,038           -       684,933
                             ------------------------------------   ----------  ------------------------------------   --------
   Gross profit                 460,603      55,077      5,382         521,062     109,845     13,701         805       124,351
Selling, administrative and
  other expenses                244,660      33,391      4,700  (5)    282,751      53,860      8,071       1,200  (5)   63,131
                             ------------------------------------   ----------  ------------------------------------   --------
   Earnings from operations     215,943      21,686        682         238,311      55,985      5,630        (395)       61,220
Equity in earnings (losses)
  of affiliates                     695           -          -             695        (927)         -           -          (927)
Net interest expense             31,326       4,836     19,800  (6)     55,962       9,527      1,139       5,000  (6)   15,666
Other income                          -       5,382     (5,382) (4)          -           -        805        (805) (4)        -
                             ------------------------------------   ----------  ------------------------------------   --------
   Earnings before income
     taxes                      185,312      22,232    (24,500)        183,044      45,531      5,296      (6,200)       44,627
Income tax expense (benefit)     47,791       9,295     (7,500) (7)     49,586      12,976      2,225      (1,900) (7)   13,301
                             ------------------------------------   ----------  ------------------------------------   --------
   Net earnings              $  137,521    $ 12,937   ($17,000)     $  133,458    $ 32,555    $ 3,071     ($4,300)     $ 31,326
                             ====================================   ==========  ====================================   ========

Net earnings per share            $0.96                                  $0.93       $0.23                                $0.22
                             ==========                             ==========  ==========                             ========

Average number of shares
  outstanding                   143,619                                143,619     143,725                              143,725
                             ==========                             ==========  ==========                             ========



See accompanying Notes to Pro Forma Condensed Consolidated Financial Statements.

                        Pro Forma Financial Information

                     Engelhard Corporation and Subsidiaries
         Notes to Pro Forma Condensed Consolidated Financial Statements
                                 (In thousands)


(1) Reflects the acquisition of the common stock of The Mearl Corporation ("Mearl") by Engelhard Corporation ("Engelhard").

     Purchase Price:
          Short term bank borrowings ($250,000 to be refinanced
            long term)                                               $272,650
          Estimated expenses                                            1,000
                                                                     --------
                                                                     $273,650
                                                                     ========
     Net assets acquired:
          Book value as of March 31, 1996                            $130,098
          Adjustment of net assets to fair value -
               Inventories                                              5,200
               Deferred income taxes                                    1,200
               Pension/postretirement liabilities                      (8,400)
          Goodwill                                                    145,552
                                                                     --------
                                                                     $273,650
                                                                     ========

     These fair value adjustments represent a preliminary allocation based on currently available information. Future changes are not expected to be material.

(2)  Represents a reclass of $27,872 in notes receivable to notes payable
     (see Note 5 to the consolidated financial statements on pages 12-13 of this Form 8-K/A).

(3)  Reflects use of excess cash of Mearl to pay down short term borrowings.

(4) Represents a reclass to conform Mearl to Engelhard's financial statement presentation.

(5)  Represents amortization of goodwill.

(6) Represents an adjustment to interest expense to reflect Engelhard's cost of financing the acquisition.

(7) Represents an adjustment to the income tax provision to reflect the impact of the pro forma adjustments.

(8) On May 31, 1996 Engelhard began developing a plan to integrate Mearl into the Company to optimize the synergistic benefits of the combined businesses inclusive of sales, technology and costs. Due to the recent nature of the acquisition and the complexity of Mearl's operations, Engelhard has not yet completed its assessment. Management expects to have an approved plan completed during October 1996 and anticipates that the plan could result in additional costs for some site shutdowns as well as for employee severance and relocation. Additional costs associated with this plan, if any, will increase the cost of the acquisition and result in additional goodwill.

                                   SIGNATURE



     Pursuant to the requirements of the Securities and Exchange act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.




                                            ENGELHARD CORPORATION



Date: July 12, 1996                         By: /s/ William E. Nettles
                                                -------------------------------
                                                Name:   William E. Netttles
                                                Title:  Vice President and
                                                        Chief Financial Officer